Exhibit 99.1

Ampio Pharmaceuticals, Inc. Releases Results From Phase III Clinical Trial of Zertane™ for the Treatment of Premature Ejaculation (PE), the Most Prevalent Form of Male Sexual Dysfunction

GREENWOOD VILLAGE, Colo., June 27, 2011 / PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ:AMPE - News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”) today announced results of its phase III, randomized, double-blind, placebo-controlled, multicenter study to evaluate the efficacy and safety of two doses of Zertane™ for the treatment of premature ejaculation (PE). The study was conducted in 61 sites in 11 countries in Eastern and Western Europe and included 604 intent-to-treat patients.

The presence of PE for patient inclusion in this study was confirmed by the measurement of baseline Intravaginal Ejaculatory Latency Time (IELT) in accordance with the Diagnostic and Statistical Manual of Mental Disorders, 4th Edition, text revision (DSM IV TR) which defines PE as a lifelong condition with an IELT of less than 2 minutes. The prevalence of PE is estimated to be 2% of the male population (for the less than 1 minute IELT (1)) rising to 23% (for the less than 2 minute IELT (2)).

The two study efficacy end points were: (1.) Statistically significant prolongation of IELT (defined as the time from vaginal penetration to ejaculation in minutes) compared to placebo. (2.) Statistically significant improvements in the Premature Ejaculation Profile scores (PEP, which is an accepted and validated questionnaire for the evaluation of the impact on patients with PE and their partners) compared to placebo. A brief summary of the results follow:

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Zertane™ at the lower dose increased the median IELT 2.37 fold over baseline. The mean increase was 4.07 fold over baseline. Geometric mean increase was 2.3 fold over baseline. For comparison purposes dapoxetine (Priligy®) at the lower dose increased geometric mean by 2.0 fold over baseline (data from meta analysis by McMahon on 5 trials using dapoxetine(3)).

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Zertane™ at the higher dose increased median IELT 2.49 fold over baseline. The mean increase was 4.26 fold over baseline. Geometric mean increased 2.4 fold over baseline. For comparison purposes dapoxetine (Priligy®) at the higher dose increased geometric mean IELT 2.3 fold over baseline.

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The results were even more pronounced in the men with median IELT of 1 minute or less. Zertane™ at the lower dose increased IELT 2.44 fold and 3.33 fold at the higher dose. The mean IELT increased by 5.2 fold for the lower dose and 6.0 fold for the higher dose of Zertane™.

•	The mean change for all four aspects of the PEP (normal distribution) was significantly higher in both Zertane™ treatment groups compared to placebo.

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Independent of dosage, a significantly higher proportion of men treated with Zertane™ met the criteria of clinical benefit compared to placebo. Similar results were observed in the subset of patients whose baseline median IELT was less than 1 minute.

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Also analyzed was the female partners’ sexual satisfaction. For Zertane™ groups, compared to placebo, a significantly higher proportion of females achieved a 1 category or greater improvement in satisfaction with sexual intercourse, in their partner’s control over ejaculation and in distress related to partner’s speed of ejaculation.

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Safety of the two doses was monitored by recording adverse events, concomitant drug use and vital signs at each visit. All treatment emergent adverse events (TEAE’s) were recorded by system organ class, severity and relation to study medication. The incidence of TEAE’s was 4.84% and the overall adverse event rate was 11.8%. The most common adverse event was erectile dysfunction (1%, n=6). All other adverse events had incidence of less than 1%. No serious adverse events were observed. No statistical difference was observed in the incidence of withdrawal from the study by any treatment group (placebo and the two arms).

Vaughan Clift, MD, Chief Regulatory Officer of Ampio, clarified that …“Statistical analysis of the IELT results is complex. The patients’ IELT distribution is positively skewed (non-normal distribution) and requires specific statistical tests and reporting of results. For example, reporting the average (mean) IELT is an inappropriate estimator of effect size. The median or geometric mean are both generally considered to be more acceptable. Most published studies on PE report either the mean IELT or the geometric mean IELT. We chose to report the medians because a median makes no assumption about the underlying distribution. For the purpose of comparison with other studies on Tramadol and dapoxetine (Priligy®), we also report the mean and the geometric mean of our results. A more recent evidence based definition was published by the International Society for Sexual Medicine (ISSM) in 2010 that defines lifelong PE as: “Ejaculation which always or nearly always occurs prior to or within one minute of vaginal penetration”. Over 50% (314 patients) of the patients included in our study met the new clinical criteria.”

Don Wingerter, Ampio’s CEO noted that ...“We are very pleased with the results of this phase III clinical study which demonstrated both efficacy and no safety concerns for Zertane™ in treating PE. We are aggressively pursuing regulatory approval for Zertane™ in Europe and are in discussions with potential distribution partners in Europe and Asia. Equally important, our intellectual property that protects our commercialization of Zertane™ also encompasses combination products which combine Zertane™ with erectile dysfunction drugs (PDE5 inhibitors and others), so we believe our franchise in the clinical field of sexual dysfunction will be expanded.”

References

(1) Serefoglu EC, Yaman O, Cayan S, Asci R, Orhan I, Usta MF, et al. Prevalence of the complaint of ejaculating prematurely and the four premature ejaculation syndromes: results from the Turkish Society of Andrology Sexual Health Survey. J Sex Med. 2011; 8(2): 540-8.

(2) Porst H, Montorsi F, Rosen RC, Gaynor L, Grupe S, Alexander J. The Premature Ejaculation Prevalence and Attitudes (PEPA) survey: prevalence, comorbidities, and professional help-seeking. Eur Urol. 2007; 51(3): 816-23; discussion 24.

(3) McMahon CG, Althof SE, Kaufman JM, Buvat J, Levine SB, Aquilina JW, et al. Efficacy and Safety of Dapoxetine for the Treatment of Premature Ejaculation: Integrated Analysis of Results from Five Phase 3 Trials. J Sex Med. 2011; 8(2): 524-39.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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Ampio Pharmaceuticals, Inc.

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